EXHIBIT 12

Alcoa and subsidiaries


        Computation of Ratio of Earnings to Fixed Charges
            For the three months ended March 31, 1995
                   (in millions, except ratio)

                                                                 1995
                                                                 ----
Earnings:
   Income before taxes on income                               $  422.3
   Minority interests' share of earnings of majority-
      owned subsidiaries without fixed charges                      -
   Equity income                                                  (20.1)
   Fixed charges                                                   32.4
   Proportionate share of income (loss) of 50%-owned
      persons                                                      20.1
   Distributed income of less than 50%-owned persons                -
   Amortization of capitalized interest                             6.7
                                                                -------

      Total earnings                                           $  461.4

Fixed Charges:
   Interest expense:
      Consolidated                                             $   24.9
      Proportionate share of 50%-owned persons                      2.0
                                                                -------
                                                                   26.9
                                                                -------

   Amount representative of the interest factor in rents:
      Consolidated                                                  5.4
      Proportionate share of 50%-owned persons                       .1
                                                                -------
                                                                    5.5
                                                                -------

   Fixed charges added to earnings                                 32.4
                                                                -------

   Interest capitalized:
      Consolidated                                                   .4
      Proportionate share of 50%-owned persons                      -
                                                                -------
                                                                     .4
                                                                -------

   Preferred stock dividend requirements of
      majority-owned subsidiaries                                   4.0
                                                                -------

      Total fixed charges                                      $   36.8
                                                                =======

Ratio of earnings to fixed charges                                 12.5
                                                                =======

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